UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 17, 2016

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware	000-51222	33-0857544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 17, 2016, DexCom, Inc. (“DexCom”) entered into a $200 million revolving credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, Silicon Valley Bank and Union Bank. As of June 17, 2016, DexCom had no outstanding loans under the Credit Agreement. The Credit Agreement provides a subfacility of up to $10 million for letters of credit.

The revolving loans under the Credit Agreement will be available for general corporate purposes, including working capital and capital expenditures. In addition to allowing borrowings in US dollars, the Credit Agreement provides a $25 million sublimit for borrowings in Canadian Dollars, Euros, British Pounds, Swedish Krona, Japanese Yen and any other currency that is subsequently approved by JPMorgan and each lender. Subject to customary conditions and the approval of any lender whose commitment would be increased, DexCom has the option to increase the maximum principal amount available under the Credit Agreement by up to an additional $100 million, resulting in a maximum available principal amount under the Credit Agreement of $300 million. However, none of the lenders has committed at this time to provide any such increase in their commitments.

The revolving loans under the Credit Agreement bear interest at one of two base rates plus an applicable margin based on DexCom’s leverage ratio from time to time ranging from 0.75% to 1.75% (in the case of alternative base rate loans) or from 1.75% to 2.75% (in the case of LIBOR-based rate loans). The base rate, at the option of DexCom, is either (a) an alternative base rate equal to the highest of (i) the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate, (ii) the greater of (A) the federal funds effective rate and (B) the overnight bank funding rate (as determined by the Federal Reserve Bank of New York) plus 0.5% or (iii) a LIBOR-based rate (subject to a floor of 0.00%) plus 1% or (b) a LIBOR-based rate (subject to a floor of 0.00%). DexCom will also pay a commitment fee of between 0.25% and 0.45%, payable quarterly in arrears, on the average daily unused amount of the revolving facility based on DexCom’s leverage ratio from time to time.

The obligations of DexCom under the Credit Agreement are guaranteed by DexCom’s existing and future wholly-owned domestic subsidiaries, and are secured by a first-priority security interest in substantially all of the assets of DexCom and the guarantors, including all or a portion of the equity interests of DexCom’s domestic subsidiaries and first-tier foreign subsidiaries but excluding real property and intellectual property (which is subject to a negative pledge).

The Credit Agreement contains customary representations, warranties and ongoing affirmative and negative covenants and agreements. The negative covenants include, among other things, limitations on certain indebtedness, liens, investments, transactions with affiliates, dividends and other restricted payments, subordinated indebtedness and amendments to subordinated indebtedness documents and sale and leaseback transactions of DexCom or any of its domestic subsidiaries. The Credit Agreement also requires DexCom to maintain a maximum leverage ratio and minimum fixed charge coverage ratio.

The Credit Agreement also contains usual and customary events of default, which include: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; bankruptcy or insolvency; material judgments; incurrence of certain material ERISA liabilities; and a change of control of DexCom.

The Credit Agreement matures on June 17, 2021, the fifth anniversary of the effective date of the Credit Agreement, and the full balance of the revolving loans and all other obligations under the Credit Agreement must be paid at that time. In addition, DexCom is required to prepay the revolving loan balance if at any time the aggregate principal amount outstanding under the Credit Agreement exceeds the aggregate commitments thereunder.

In connection with the Credit Agreement, DexCom paid certain commitment, arrangement and other fees to JPMorgan and other lenders under the Credit Agreement, and reimbursed certain of the lenders’ expenses.

The representations, warranties and covenants contained in the Credit Agreement were made only for purposes of the Credit Agreement, are solely for the benefit of the parties (except as specifically set forth therein), may be made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to the investors generally. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of DexCom.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed with DexCom’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Jess Roper

Jess Roper

Chief Financial Officer

Date: June 20, 2016